Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Accolade, Inc.:

We consent to the use of our report dated June 16, 2020, with respect to the consolidated balance sheets of Accolade, Inc. as of February 28, 2019 and February 29, 2020, and the related consolidated statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements) included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 24, 2020